EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in Amendment No. 9 to the Registration Statement on Form S-1 of our report dated February 20, 2003 (March 13, 2003 with respect to
Note 26) on our audits of the consolidated financial statements and schedule of NCT Group, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001 and for each of the years then ended. We also consent to the reference to our Firm under the caption "Interests of Named Experts and Counsel" included in the Registration Statement.

Our reports contains explanatory paragraphs that state that the Company's cash flows have been absorbed in operating activities and it has incurred net losses from inception, has a working capital deficiency and is default of certain convertible notes payable that raise substantial doubt about its ability to continue as a going concern, and that the Company adopted a new accounting standard on goodwill and intangible assets. The financial statements do not include any adjustments that might result from the outcome of the going concern uncertainty.




/s/  Eisner LLP
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     Eisner LLP


New York, New York
January 29, 2004